Exhibit 99.1

GBS Enterprises Acquires 28% of GROUP Business Software AG

Nov. 10, 2010 (GlobeNewswire) -- CANTON, Ga., Nov. 10, 2010 (GLOBE NEWSWIRE) -- GBS Enterprises Inc. (OTCBB:GBSX) announced today it has acquired 28% of the issued and outstanding shares of GROUP Business Software AG (GROUP), a Frankfurt based German software company. This comes as a result of several large GROUP shareholders combining their positions, including Mr. Joerg Ott, Mr. Tuomo Tilman, Mr. Jyrki Saliminen, and the European insurance company, LVM (Landwirtschaftlicher Versicherungsverein Munster AG).

Mr. Ott, speaking as Chairman and CEO of GBS Enterprises, announced the acquisition as a recognition of GROUP as a very successful and solid company with outstanding growth potential. In particular he cited GROUP's entry into the cloud technology market as an exciting and significant growth driver shaping GROUP's future. Ott also emphasized that GROUP's core business as a software application provider for the IBM Lotus market has already made it the world's largest provider to that market. He explained that GROUP's success stemmed from their strategy in consolidating European and North American companies specialized in Lotus software solutions.

Ott emphasized the strategic importance of GROUP's entry into the cloud computing market where it has developed a "game changing" cloud automation platform (CAP) technology and a related portfolio of automation tools to transform legacy IBM Domino software applications into being 'cloud ready'. Mr. Ott pointed out that GROUP itself has more than twenty customers using its cloud technology hosted in IBM's Data Center – but the source of GROUP dramatic growth potential will come from large strategic partnerships such as with major OEM players, data centers, ISV's as well as a variety of large enterprise class and medium sized end users who are interested in having their own private clouds.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors.

CONTACT:	GBS Enterprises, Incorporated
Gary MacDonald, EVP and Chief Corporate
Development Officer
+1.917.477.9509
gmacdonald@gbsx.us